Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street, NE Suite 1600 Atlanta, GA 30309 Tel: +1 (404) 572-4600 Fax: +1 404 572 5100 www.kslaw.com

April 1, 2022

Sharecare, Inc.

255 East Paces Ferry Road NE

Suite 700

Atlanta, GA 30305

Ladies and Gentlemen:

We have acted as counsel to Sharecare, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (File No. 333-259333), originally filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2021, as amended by Post-Effective Amendment No. 1 being filed with the SEC on the date hereof (such registration statement as so amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the issuance of up to 17,433,334 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), including:

(i)

up to 5,933,334 shares of Common Stock (the “Private Placement Warrant Shares”) upon the exercise of 5,933,334 warrants of the Company (the “Private Placement Warrants”), each exercisable for one share of Common Stock; and

(ii)

up to 11,500,000 shares of Common Stock (together with the Private Placement Warrant Shares, the “Warrant Shares”) upon the exercise of 11,500,000 warrants of the Company (together with the Private Placement Warrants, the “Warrants”), each exercisable for one share of Common Stock.

The Registration Statement also relates to the offer and sale, from time to time, by the selling holders identified in the Registration Statement or any supplements thereto (the “Selling Securityholders”) or their permitted transferees of:

(i)	up to 55,174,647 shares of Common Stock issued in connection with the Busines Combination (as defined in the Registration Statement) to certain of the Selling Securityholders (the “Merger Shares”);

(ii)

up to 21,848,271 shares of Common Stock issued to certain third-party investors in private placements pursuant to Subscription Agreements (as defined in the Registration Statement) entered into on February 12, 2021 (the “PIPE Shares”);

(iii)	up to 3,728,533 Private Placement Warrant Shares issuable to certain of the Selling Securityholders upon exercise of Private Placement Warrants;

(iv)

up to 5,000,000 shares of Common Stock that may be issued to a Selling Securityholder upon conversion of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) (the “Conversion Shares”);

(v)

up to 1,905,236 shares of Common Stock that are subject to forfeiture if certain earn-out conditions are not satisfied under the Earnout Escrow Agreement (as defined in the Registration Statement) that may be held by certain Selling Securityholders (the “Earnout Shares”); and

(vi)	up to 3,728,533 Private Placement Warrants.

In our capacity as such counsel, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Merger Shares and the PIPE Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2.	The Conversion Shares, when issued upon conversion of the Series A Preferred Stock in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable.

3.

The Earnout Shares, when delivered upon satisfaction of certain triggering events set forth in, and in accordance with the terms and conditions of, the Earnout Escrow Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

4.	The Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable.

5.

The Private Placement Warrants constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions expressed herein. This opinion letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP